COACHMEN INDUSTRIES, INC.

2831 Dexter Drive • P.O. Box 3300 • Elkhart, Indiana 46515 • 574/262-0123 • Fax 574/262-8823

NEWS RELEASE

For immediate release Thursday, January 24, 2008

COACHMEN INDUSTRIES SIGNS MILITARY CONSTRUCTION CONTRACT FOR FORT CARSON

Elkhart, Ind. - Coachmen Industries, Inc. (NYSE: COA) today announced that All American Building Systems, LLC, (AABS) its major projects division had signed a final agreement to provide military housing to the U.S. Army at Ft. Carson in Colorado.

Coachmen’s Housing Group has begun construction of barracks modules at its production facilities in Dyersville, Iowa and Milliken, Colorado with initial deliveries expected to commence in the first quarter. The Group will produce and deliver modular apartment buildings comprised of 736 units to house 1,472 Army personnel.

“We are pleased to be building high-quality housing for the brave men and women serving our country in the U.S. Army based at Ft. Carson,” commented Rick Bedell, President of the Coachmen Housing Group.  “The speed and efficiency of our modular construction methods will allow us to provide the Army with the housing they need with greater durability and improved speed of completion without the delays and disruptions often experienced with on-site construction.”

All American Building Systems has partnered with several companies on this project that have complementary areas of expertise in development and construction.  Hensel Phelps is the prime contractor; architectural and engineering leadership is being provided by the firm of Hayes, Seay, Mattern & Mattern, Inc.; (HSMM), a division of AECOM; and The Warrior Group is responsible for delivering the completed living units produced by AABS.  The Coachmen Housing Group’s portion of the contract is approximately $36.7 million.

“We are pleased to begin production for the Fort Carson barracks project at our Iowa and Colorado divisions,” stated Coachmen Industries CEO, Rick Lavers.  “Our successful work on the previous barracks projects at Fort Bliss has formed a foundation for the continued expansion of our major projects business.  Our work on the Ft. Carson project will serve to further showcase our modular

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Coachmen Industries Announces Final Agreement for Fort Carson

January 24, 2008

construction capabilities as we pursue additional military housing projects in other parts of the country,” concluded Lavers.

For more information on All American Building Systems visit the website at www.allamericanbuildings.com.

Coachmen Industries, Inc. is one of America’s leading manufacturers of recreational vehicles, systems-built homes and commercial buildings, with prominent subsidiaries in each industry.  The Company’s well-known RV brand names include COACHMEN®, GEORGIE BOY™, SPORTSCOACH® and VIKING®.  Through ALL AMERICAN HOMES® and MOD-U-KRAF®, Coachmen is one of the nation’s largest producers of systems-built homes, and also a major builder of commercial structures with its ALL AMERICAN BUILDING SYSTEMS™ products.  Coachmen Industries, Inc. is a publicly held company with stock listed on the New York Stock Exchange (NYSE) under the ticker COA.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned not to place undue reliance on forward-looking statements, which are inherently uncertain.  Actual results may differ materially from that projected or suggested due to certain risks and uncertainties including, but not limited to, the potential fluctuations in the Company’s operating results, increased interest rates the availability for floorplan financing for the Company’s recreational vehicle dealers and corresponding availability of cash to Company, uncertainties and timing with respect to sales resulting from recovery efforts in the Gulf Coast, uncertainties regarding the impact on sales of the disclosed restructuring steps in both the recreational vehicle and housing and building segments, the ability of the company to generate taxable income in future years to utilize deferred tax assets and net operating loss carry-forwards available for use, the impact of performance on the valuation of intangible assets, the availability and the price of gasoline, price volatility of raw materials used in production, the Company’s dependence on chassis and other suppliers, the availability and cost of real estate for residential housing, the supply of existing homes within the company’s markets, the impact of home values on housing demand, the impact of sub-prime lending on the availability of credit for the broader housing market, the ability of the Housing and Building Group to perform in new market segments where it has limited experience, adverse weather conditions affecting home deliveries, competition, government regulations, legislation governing the relationships of the Company with its recreational vehicle dealers, dependence on significant customers within certain product types, consolidation of distribution channels in the recreational vehicle industry, consumer confidence, uncertainties of matters in litigation, further developments in the war on terrorism and related international crises, oil supplies, and other risks identified in the Company’s SEC filings.

For more information:

     Jeffery A. Tryka, CFA

     Director of Planning and Investor Relations

     Coachmen Industries, Inc.

     574-262-0123

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